UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                            ADVANCED MAGNETICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00753P103
                                    ---------
                                 (CUSIP Number)

                                 March 23, 2006
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [  ]  Rule 13d-1(b)
                  [X ]  Rule 13d-1(c)
                  [  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                           ------------------------
CUSIP No. 00753P103                   13G               Page  2   of   8  Pages
-----------------------------                           ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------- ---------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
NUMBER OF            6      SHARED VOTING POWER
SHARES
BENEFICIALLY                225,000 (see Item 4)
OWNED                ------ ----------------------------------------------------
BY                   7      SOLE DISPOSITIVE POWER
EACH
REPORTING                   0
PERSON               ------ ----------------------------------------------------
WITH                 8      SHARED DISPOSITIVE POWER

                            225,000 (see Item 4)
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           225,000  (see Item 4)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.0%  (see Item 4)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------                           ------------------------
CUSIP No. 00753P103                   13G               Page  3   of   8  Pages
-----------------------------                           ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
NUMBER OF            6      SHARED VOTING POWER
SHARES
BENEFICIALLY                390,000 (see Item 4)
OWNED                ------ ----------------------------------------------------
BY                   7      SOLE DISPOSITIVE POWER
EACH
REPORTING                   0
PERSON               ------ ----------------------------------------------------
WITH                 8      SHARED DISPOSITIVE POWER

                            390,000 (see Item 4)
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           390,000  (see Item 4)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.5%  (see Item 4)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------                           ------------------------
CUSIP No. 00753P103                   13G               Page  4   of   8  Pages
-----------------------------                           ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
NUMBER OF            6      SHARED VOTING POWER
SHARES
BENEFICIALLY                615,000 (see Item 4)
OWNED                ------ ----------------------------------------------------
BY                   7      SOLE DISPOSITIVE POWER
EACH
REPORTING                   0
PERSON               ------ ----------------------------------------------------
WITH                 8      SHARED DISPOSITIVE POWER

                            615,000 (see Item 4)
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           615,000  (see Item 4)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.5%  (see Item 4)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Advanced Magnetics, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    61 Mooney Street
                    Cambridge, MA  02138

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of common stock, par value $0.01 per share, of the Issuer ("Shares") beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (ii) Sigma Capital Management, LLC ("Sigma Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates") and (iii) Steven A. Cohen with respect to Shares beneficially owned by CR Intrinsic Investors, CR Intrinsic Investments, Sigma Management and Sigma Capital Associates.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of (i) CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) Sigma Management is 540 Madison Avenue, New York, New York 10022.

Item 2(c)           Citizenship:
                    -----------

                    CR Intrinsic Investors and Sigma Management are Delaware limited liability companies. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, par value $0.01 per share

Item 2(e)           CUSIP Number:
                    ------------

                    00753P103

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of February 10, 2006 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly year ended December 31, 2005, plus Shares subsequently sold as reported on the Issuer's Form 8-K filed on March 7, 2006.

                    As of the close of business on March 30, 2006:

                    1. CR Intrinsic Investors, LLC
                    (a) Amount beneficially owned: 225,000
                    (b) Percent of class: 2.0%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 225,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    225,000

                    2. Sigma Capital Management, LLC
                    (a) Amount beneficially owned: 390,000
                    (b) Percent of class: 3.5%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 390,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    390,000

                    3. Steven A. Cohen
                    (a) Amount beneficially owned: 615,000
                    (b) Percent of class: 5.5%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 615,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    615,000


                    CR Intrinsic Investors, Sigma Management and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of CR Intrinsic Investors and Sigma Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i)

                    CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 225,000 Shares (constituting approximately 2.0% of the Shares outstanding) and (ii) Sigma Management and Mr. Cohen may be deemed to own beneficially 390,000 shares (constituting approximately 3.5% of the Shares outstanding). Each of CR Intrinsic Investors, Sigma Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 2006


CR INTRINSIC INVESTORS, LLC


By:    /s/ Peter Nussbaum
       -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By:    /s/ Peter Nussbaum
       -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:    /s/ Peter Nussbaum
       -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person